ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of December 10, 2008 (the “Effective Date”), is entered into by and between Centurion Credit Group Master Fund L.P., a Delaware limited partnership (the “Lender”), Vector Investment Fund LLC, a Delaware limited liability company (the “Borrower”), Vector Intersect Security Acquisition Corp., a Delaware corporation (the “Company”), and Collateral Agents, LLC, a New York limited liability company (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company is a blank check company that was formed to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses, and, as such, the Company entered into a stock purchase agreement, dated February 14, 2008, as amended, by and among the Company, Cyalume Technologies, Inc. (“Cyalume”), Cyalume Acquisition Corp. and GMS Acquisition Partners Holdings, LLC, the sole stockholder of Cyalume, pursuant to which Cyalume will become a wholly owned subsidiary of the Company (the “Acquisition”);

WHEREAS, on or before December 26, 2008, the Company will hold a special stockholders’ meeting (the “Stockholders’ Meeting”) to vote on the Acquisition, at which meeting a majority of the shares of Common Stock must be voted to authorize the Acquisition, and Public Stockholders owning less than 20% of the aggregate shares of Common Stock exercise their redemption rights (the “Redemption Rights”), as provided for in the Company’s Fourth Amended and Restated Certificate of Incorporation;

WHEREAS, the Company, the Borrower, an entity controlled by an affiliate of the Company, and the Lender are parties to a Note Purchase Agreement, dated of even date herewith (as amended, modified or supplemented, the “Purchase Agreement”), pursuant to which the Lender will provide a loan to the Borrower in the principal amount of up to Twelve Million Dollars (US$12,000,000) (the “Note”) to purchase Note Shares from no more than ten (10) holders of Common Stock (the “Sellers”) on a privately negotiated basis at a gross price (inclusive of commissions and charges) of no greater than $8.03 per share, which shares are to be held in escrow pursuant to this Agreement (the “Note Shares”);

WHEREAS, in the event that a majority of stockholders of the Company vote against the Acquisition or Public Stockholders owning 20% or more of the Common Stock exercise their Redemption Rights, upon the dissolution and liquidation of the Company, all funds held in the Trust Fund, plus interest (subject to certain exclusions), will be distributed to the Company’s Public Stockholders with the funds received by Borrower to be held in escrow pursuant to this Agreement (the “Borrower’s Liquidation Proceeds”);

WHEREAS, if the Acquisition is consummated, the funds in the Trust Fund will be distributed by the Trustee to or for the benefit of the Company and pursuant to an irrevocable letter of instruction, a copy of which is annexed hereto as Exhibit A (“Irrevocable Instruction Letter”) to be given by the Company to the Trust Fund, the initial disbursement from the Trust Fund by the Trustee will be the payment of an amount of principal  (“Buyout Price”) and interest outstanding on the Note to Escrow Agent, with the Buyout Price reflecting the Purchase Price of the Note Shares to be purchased by the Company from Borrower and the balance reflecting other amounts payable by the Company pursuant to a certain letter agreement (“Letter Agreement”), a copy of which is annexed hereto as Exhibit B; and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement at the closing of the transactions contemplated by the Purchase Agreement.

Upper case terms employed herein shall have the definitions ascribed to them in the Purchase Agreement, Note and Stock Pledge Agreement, as appropriate.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment of Escrow Agent.

The Lender and the Borrower hereby appoint Collateral Agents, LLC as escrow agent for the purposes set forth herein, and Collateral Agents, LLC accepts such appointment under the terms and conditions set forth in this Agreement.

2.           Deposit of Borrower’s Liquidation Proceeds and Note Shares.

Upon Borrower’s delivery to Escrow Agent and Lender of a Drawing Notice describing the details of a sale of Note Shares by a Public Stockholder to Borrower, including the identity of the seller, the amount of Note Shares to be purchased, the per share price and the aggregate gross purchase price of such shares.  Lender agrees to deposit such gross purchase price amount into the Escrow Agent’s stock trading account maintained at Rodman Renshaw LLC (“Broker”) identified on Exhibit C hereto (“Escrow Agent Trading Account”) pursuant to the wire transfer instructions set forth on Schedule C hereto.  Upon receipt of such funds in the Escrow Agent Trading Account, Borrower will instruct Broker to purchase the Note Shares described in the Drawing Notice, payment of which will be made with the funds deposited by Lender in the Escrow Agent Trading Account.  In the event the Escrow Agent Trading Account is not credited with such shares in Escrow Agent’s name on or before the Business Day following the deposit of the funds into the Escrow Agent Trading Account, the Escrow Agent is instructed to and will promptly return to Lender the amount of funds corresponding to the amount of Note Shares not purchased.  All funds to be delivered to the Lender will be sent by wire transfer to the Lender’s account identified on Exhibit D.

3.           Release of Escrow Amount.

(a)           In the event the Acquisition is not approved and the Trust Fund is required to be distributed to the Public Stockholders, then the Escrow Agent is appointed attorney-in-fact on behalf of Borrower and instructed to promptly take all action necessary to obtain Borrower’s Liquidation Proceeds, release the Note Shares as appropriate in order to obtain such Borrower’s Liquidation Proceeds and to immediately deliver such funds to Lender.  The funds so released to Lender will be credited against the Obligations.

(b)           In the event the Acquisition is consummated and the Trustee delivers the Buyout Price to the Escrow Agent, the Escrow Agent is instructed to immediately deliver such funds to Lender and thereafter deliver the corresponding Note Shares as the Company directs.  The funds so released to Lender will be credited against the Obligations.

(c)           Notwithstanding the above, upon receipt by the Escrow Agent of joint written instructions (“Joint Instructions”) signed by the Borrower and Lender it shall deliver the Escrow Amount in accordance with the terms of the Joint Instructions.

(d)           Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrow Amount in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

4.           Rights of the Borrower and the Lender in Note Shares.

(a)           Until the release of the Borrower’s Liquidation Proceeds or the Note Shares (the “Escrow Amount”) pursuant to Section 3 and except as herein provided, or in the Stock Pledge Agreement, the Borrower shall retain all of its rights as a stockholder of the Company, including, without limitation, the right to vote such shares.  Borrower represents to Lender that Borrower will vote such shares in favor of liquidation of the Company and distribution of the Trust Fund to Public Shareholders in the event the Acquisition is not approved by the Company’s Stockholders on or before December 26, 2008.

(b)           Until the release of the release of the Escrow Amount pursuant to Section 3, all dividends or distributions of any kind payable in cash, stock or other non-cash property with respect to the Note Shares shall be paid and/or delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Note Shares” shall be deemed to include any such dividends or distributions distributed thereon, if any.

(c)           Except as set forth in Section 3, no redemption, sale, transfer or other disposition may be made of any or all of the Note Shares. Until the release of the Escrow Amount pursuant to Section 3, the Borrower shall not pledge or grant a security interest in the Note Shares or grant a security interest in their rights under this Agreement.

(d)           In the event of a conflict between the terms of this Agreement and the Stock Pledge Agreement, the conflict shall be decided as determined by Lender in Lender’s absolute discretion.

5.           Concerning the Escrow Agent.

(a)           The Escrow Agent shall not have any liability to any of the parties to this Agreement or to any third party arising out of its services as Escrow Agent under this Agreement, except for damages directly resulting from the Escrow Agent’s gross negligence or willful misconduct.

(b)           Upon any delivery or deposit with a court or successor escrow agent of the Escrow Amount and related stock powers in accordance with this Agreement, the Escrow Agent shall be fully and forever released and discharged from any liability for serving as Escrow Agent and from any further obligation under this Agreement.

(c)           The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder.  The Company shall pay the Escrow Agent’s fee of $7,500 on the Closing Date.  If such fee is not paid on the Closing Date, Escrow Agent is not required to take any action hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges, charges in connection with the Escrow Agent Trading Account, wire transfer charges, brokerage commissions and in connection with and filings made with the SEC.

(d)           The Company, the Borrower and the Lender jointly and severally shall indemnify the Escrow Agent and hold it harmless against any loss, liability, damage or expense (including reasonable attorneys’ fees) that the Escrow Agent may incur as a result of acting as escrow agent under this Agreement, except for any loss, liability, damage or expense arising from its own gross negligence or willful misconduct.  For this purpose, the term “attorneys’ fees” includes out-of-pocket fees payable to any counsel retained by the Escrow Agent in connection with its services under this Agreement (other than fees incurred in connection with the drafting and negotiation of this Agreement) and, with respect to any matter arising under this Agreement as to which the Escrow Agent performs legal services (other than fees incurred in connection with the drafting and negotiation of this Agreement), its standard hourly rates and charges then in effect.

(e)           The Escrow Agent shall be entitled to rely upon any judgment, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity of, or the correctness of any fact stated in, that document and irrespective of any facts the Escrow Agent may know or be deemed to know in any other capacity.  The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or make any statement or execute any document in connection with this Agreement has been duly authorized to do so.

(f)           The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The Escrow Agent shall not have any obligations arising out of or be bound by the provisions of any other agreement, written or oral, including, but not limited to, the Purchase Agreement.

(g)           All of the Escrow Agent’s rights of indemnification provided for in this Agreement shall survive the resignation of the Escrow Agent, its replacement by a successor Escrow Agent, its delivery or deposit of the Escrow Amount in accordance with this Agreement, the termination of this Agreement, and any other event that occurs after the Effective Date.

(h)           If any dispute arises in connection with this Agreement, the Escrow Agent may at any time commence an action in the nature of interpleader or other legal proceedings and may deposit the Escrow Amount with the clerk of the court.

(i)           The Escrow Agent shall have no responsibility with respect to the sufficiency of the arrangements contemplated by this Escrow Agreement to accomplish the intentions of the parties.

(j)           The Escrow Agent shall not be liable for any loss resulting from the failure of Broker or of a FDIC insured banking institution holding the Borrower’s Liquidation Proceeds.

(k)           Escrow Agent may generally engage in any kind of business with the Company, the Borrower or the Lender or any subsidiary or affiliate thereof as if it had not entered into this Agreement. Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with either the Company, the Borrower or Lender, act as trustee, agent or representative of either the Company, the Lender or Borrower, or otherwise be engaged in other transactions with such parties (collectively, the “Other Activities”).  Without limiting the forgoing, Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to the Company, the Lender or Borrower for such other activities.

(l)           The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to Escrow Agent.

6.           Representations.

Each of the Company, the Lender, the Borrower and the Escrow Agent severally represents and warrants as to itself or herself (as applicable) that:  (a) it or she (as applicable) has full power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by it or her (as applicable) was duly authorized by all necessary corporate, partnership or other action; and (c) this Agreement is enforceable against it or her (as applicable) in accordance with its terms.

7.           Resignation; Successor Escrow Agent.

The Escrow Agent (and any successor escrow agent) may at any time resign as such upon 30 days’ prior notice to each of the other parties.  Upon receipt of a notice of resignation, each of the Company, the Lender and the Borrower shall use its best efforts to select a successor agent within 30 days, but if within that 30-day period the Escrow Agent has not received a notice signed by both the Company, the Lender and the Borrower appointing a successor escrow agent and setting forth its name and address, the Escrow Agent may (but shall not be obligated to) select on behalf of the Company, the Lender and the Borrower a bank or trust company to act as successor escrow agent, for such compensation as that bank or trust company customarily charges and on such terms and conditions not inconsistent with this Agreement as that bank or trust company reasonably requires.  The fees and charges of any successor escrow agent shall be paid by the Company, the Lender and the Borrower.  A successor escrow agent selected by the resigning Escrow Agent may become the successor escrow agent by confirming in writing its acceptance of the position. The Company, the Lender and the Borrower shall sign such other documents as the successor escrow agent reasonably requests in connection with its appointment, and each of them hereby irrevocably appoints the Escrow Agent as its attorney-in-fact to sign all such documents in its name and place.  The Escrow Agent may deliver the Escrow Amount to the successor escrow agent selected pursuant to this provision and, upon such delivery, the successor escrow agent shall become the Escrow Agent for all purposes under this Agreement and shall have all of the rights and obligations of the Escrow Agent under this Agreement and the resigning Escrow Agent shall have no further responsibilities or obligations under this Agreement.  If no successor Escrow Agent is named by either (i) the Company, Borrower and Lender or (ii) the Escrow Agent, then the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Escrow Amount with the clerk of any such court.

8.           Notices.

Any notice or other communication under this Agreement shall be in writing and shall be considered given when (i) when received, (ii) when delivered personally, (iii) one (1) Business Day (as defined in the Note) after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with an overnight courier service of recognized standing, or (v) four (4) days after being deposited in the registered mail, with postage prepaid:

If to the Company:

Vector Intersect Security Acquisition Corp.
65 Challenger Road
Ridgefield Park, NJ 07660
Attention:  Yaron Eitan
Facsimile: (201) 712-9498

If to the Borrower:

Vector Investment Fund LLC
74 Grand Avenue
Englewood, NJ 07631
Attention: Mr. Yaron Eitan
Facsimile:  (201) 541-1084

If to the Lender:

Centurion Credit Group Master Fund L.P.
152 West 57th Street, 54th Floor
New York, NY 10019
Attention: Mr. David Levy
Facsimile:  (212) 581-0002

With an additional copy by fax only to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attention: Edward Grushko, Esq.
Facsimile:  (212) 697-3575

If to Escrow Agent:

Collateral Agents, LLC
111 West 57th Street, Suite 1416
New York, NY 10019
Attention:  General Counsel
Facsimile:  (212) 245-9101

9.           Miscellaneous.

(a)           All fees and expenses of the Escrow Agent shall be borne by the Company; provided however, in the event the Escrow Agent’s fees and expenses are not timely paid, the Escrow Agent is authorized and instructed to draw its fees and expenses out of the Escrow Amount, subject to a maximum of One Thousand Dollars ($1,000) in the aggregate.

(b)           If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, and the invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction.  It is understood, however, that the parties intend each provision of this Agreement to be valid and enforceable and each of them waives all rights to object to any provision of this Agreement.

(c)           This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not be enforceable by or inure to the benefit of any third party.  Subject to the assignment rights of the Escrow Agent set forth in Section 7 herein, no party may assign its rights or obligations under this Agreement or any interest in the Escrow Amount without the written consent of the other parties, and any other purported assignment shall be void.  In no event shall the Escrow Agent be required to act upon, or be bound by, any notice, instruction, objection or other communication given by a person other than, nor shall the Escrow Agent be required to deliver the Escrow Amount to any person other than the Company, the Lender or the Borrower.

(d)           This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York.

(e)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Agreement. Nothing contained herein shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Lender, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Lender.  This Agreement shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Lender, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Lender and Borrower are parties or which Borrower delivered to Lender, which may be convenient or necessary to determine Lender’s rights hereunder or Borrower’s obligations to Lender are deemed a part of this Agreement, whether or not such other document or agreement was delivered together herewith or was executed apart from this Agreement..

(f)           This Agreement and the agreements referred to herein contains a complete statement of the arrangements among the parties with respect to the subject matter hereof and cannot be changed or terminated orally.  Any waiver must be in writing.

(g)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Facsimile copies or other electronic transmissions of signed signature pages will be deemed binding originals.

(h)           The section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

(i)           Borrower, Company and Escrow Agent acknowledge that the Lender is not the beneficial owner of the Note Shares and is not required to make any filings with the SEC in connection therewith, and Lender is entitled to receive, as circumstances require, the Borrower’s Liquidation Proceeds or Buyout Price.

(j)           Borrower and Company agree to apply best efforts to timely make all filings required to be made by them with the SEC and any state authorities in connection with the Transaction Documents.  Borrower is deemed the beneficial owner of the Note Shares and agrees to identify itself as such in filings to be made with the SEC.  The Escrow Agent may make any filings with the SEC it deems advisable.

(k)           The Escrow Agent does not have and will not have any interest in the Escrow Amount, but is serving only as escrow agent, having only possession thereof.  Any and all taxes or such similar expenses incurred in connection with the Borrower’s Liquidation Proceeds or Buyout Price, or any interest shall be the responsibility and obligation of the Borrower.  Exhibit E is a W-9 fully executed by Borrower.

(l)           The provisions of Sections 5 through 9 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

(Signature pages follows.)

IN WITNESS WHEREOF, the parties to this Agreement have executed, or caused to be executed on their behalf, this Agreement as of the date first above written.

Borrower:

VECTOR INVESTMENT FUND LLC

By:
Name: Yaron Eitan
Title: Sole Member

Company:

VECTOR INTERSECT SECURITY ACQUISITION CORP.

By:
Name: Yaron Eitan
Title: Chief Executive Officer

Lender:

CENTURION CREDIT GROUP
MASTER FUND L.P.

By:
Name: David Levy
Title:

Escrow Agent:

COLLATERAL AGENTS, LLC

By:
Name:
Title: